Exhibit 9

Execution Version

CLOSING ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”), dated as of February 15, 2022, is made by and among Earthstone Energy, Inc., a Delaware corporation (the “Company”), Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Buyer”), Chisholm Energy Operating, LLC, a Delaware limited liability company (“Holder”), and Direct Transfer, LLC, a Delaware limited liability company and subsidiary of Issuer Direct Corporation (the “Transfer Agent”). Capitalized terms used but not defined in this Agreement have the meanings given to such terms in the Purchase Agreement (as defined below).

WHEREAS, the Company, Buyer, Chisholm Energy Agent, Inc., a Delaware corporation (“Energy Agent” and with Holder, the “Seller”), and the Holder have entered into that certain Purchase and Sale Agreement, dated as of December 15, 2021 (the “Purchase Agreement”) pursuant to which, among other things, the Holder will receive 4,441,748 shares of Class A common stock, $0.001 par value per share, of the Company (the “Class A Common Stock”) (such Class A Common Stock, along with any stock split, stock dividend, recapitalizations, reclassifications, merger, or similar event is hereinafter referred to as the “Escrow Shares”), as partial consideration for the Seller’s sale of interests in oil and gas leases and related property of Seller located in Eddy County and Lea County, New Mexico; and

WHEREAS, the Purchase Agreement provides that the Escrow Shares shall be available as security for any indemnification claims for a period of twelve (12) months (with a partial disbursement of Escrow Shares six (6) months after the Closing Date) and so long thereafter with respect to any unresolved Escrow Claim Notices that remain in dispute (the “Restricted Period”) following the closing of the Purchase Agreement and the transactions contemplated thereunder (the “Closing”); and

WHEREAS, the Company, Buyer and the Holder have agreed, as a condition to the Closing, that the Transfer Agent will place a stop transfer entry on the disposition of the Escrow Shares for the duration of the Restricted Period;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1. Book Entry; Stop Transfer Entry. At the Closing and pursuant to the terms of the Purchase Agreement, the Company shall cause the Transfer Agent to issue the Escrow Shares in book entry form in the name of the Holder. The parties hereto agree that the book entry representing the Escrow Shares shall contain, and the Transfer Agent shall place, a notation (as well as any notations required by applicable state and federal securities laws) that the Escrow Shares are subject to a stop transfer entry for the duration of the Restricted Period (the “Stop Transfer Entry”). During the Restricted Period such Escrow Shares may not be transferred, except as provided in Section 2.

2. Lapse of Stop Transfer Entry and Termination. Transfer Agent shall cause the removal of the Stop Transfer Entry pursuant to the following provisions:

2.1. Upon receipt of a joint written instruction letter executed by an authorized representative of each of the Buyer and the Holder, the form of which is attached as Exhibit A hereto (an “Instruction Letter”), requesting that the Stop Transfer Entry be removed from the book entry of all or a portion of the Escrow Shares, the Transfer Agent shall, as promptly as practicable but in any event no later than three (3) business days after receipt of the Instruction Letter, remove the Stop Transfer Entry in the manner directed by the Instruction Letter.

2.2. Following the reasonable determination or resolution of an indemnification claim pursuant to terms of the Purchase Agreement, upon receipt of an Instruction Letter setting forth the number of Escrow Shares, valued for indemnification purposes in accordance with the Purchase Agreement, that are to be forfeited by the Holder and transferred to the Company as full or partial resolution of any indemnification claim (the “Forfeited Stock”), the Transfer Agent shall, as promptly as practicable but in any event no later than three (3) business days after receipt of the Instruction Letter, cause the book entry for the Forfeited Stock to reflect the removal of the Stop Transfer Entry, the transfer of the Forfeited Stock to the Company, and the forfeiture of the Holder’s right, title, and ownership of the Forfeited Stock. All Escrow Shares not so forfeited shall continue to be bound by the terms of this Agreement and shall remain subject to the Stop Transfer Entry.

2.3. The Transfer Agent shall cause the Stop Transfer Entry to be removed from the book entry of all remaining Escrow Shares as promptly as practicable but in any event no later than three (3) business days following the termination of the Restricted Period and upon receipt of an Instruction Letter; provided, however, that the Transfer Agent shall not cause the removal of that number of shares of Escrow Shares with an aggregate value equal to the amount of any then unresolved indemnification claim(s) made by the Company or Buyer pursuant to the Purchase Agreement until three (3) business days following the receipt by the Transfer Agent of an Instruction Letter directing the Transfer Agent to remove the Stop Transfer Entry and/or transfer any or all of the Escrow Shares pursuant to Section 2.2 of this Agreement.

Notwithstanding anything to the contrary in this Agreement, any instructions in any way related to the removal of the Stop Transfer Entry or the transfer or disposition of the Escrow Shares must, in order to be deemed delivered and effective, be in writing and executed by an authorized representative of each of Buyer and Holder. The Transfer Agent shall not be liable to any party or other person for refraining from acting upon any instruction for or related to the removal of the Stop Transfer Entry or the transfer or disposition of the Escrow Shares that does not satisfy the requirements of this Agreement.

3. Rights of the Holder in the Escrow Shares.

3.1. Voting Rights as a Stockholder. The Holder shall retain all of its rights as a stockholder of the Company during the Restricted Period for the Escrow Shares held and not otherwise transferred to the Company in accordance with the Purchase Agreement and this Agreement (such Escrow Shares, the “Applicable Escrow Shares”), including, without limitation, the right to vote the Applicable Escrow Shares.

3.2. Dividends and Other Distributions in Respect of the Escrow Shares. During the Restricted Period, all dividends payable in cash with respect to the Applicable Escrow Shares shall be paid to the Holder. All dividends payable in stock or other non-cash property with respect to the Applicable Escrow Shares (“Non-Cash Dividends”) shall be held in accordance with the terms and restrictions hereof, and the Transfer Agent shall note such restrictions on the applicable book entry for any such Non-Cash Dividends. As used in this Agreement, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

3.3. Restrictions on Transfer. During the Restricted Period, the Holder shall not, directly or indirectly, (a) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by the Holder at any time in the future of) any Escrow Shares, (b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Escrow Shares, whether any such transaction is to be settled by delivery of Escrow Shares or other securities, in cash or otherwise, or (c) publicly disclose the intention to do any of the foregoing following the expiration of the Restricted Period. If any Escrow Shares are transferred in violation of this Section 3.3, the Escrow Shares and the transferee will remain subject to this Agreement.

4. Concerning the Transfer Agent.

4.1. Good Faith Reliance. The Transfer Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Transfer Agent, which counsel may be company counsel), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Transfer Agent to be genuine and to be signed or presented by the proper person or persons. The Transfer Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Transfer Agent signed by the proper party or parties and, if the duties or rights of the Transfer Agent are affected, unless it shall have given its prior written consent thereto.

4.2. Indemnification. The Company and the Holder shall indemnify and hold harmless the Transfer Agent from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Transfer Agent in connection with any action taken by it hereunder, action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Transfer Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence, willful misconduct, bad faith, or fraud of the Transfer Agent. Promptly after the receipt by the Transfer Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Transfer Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Transfer Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares. Notwithstanding anything herein to the contrary, the Transfer Agent shall not be relieved from liability hereunder for its own gross negligence, bad faith, fraud or willful misconduct.

4.3. Further Assurances. From time to time after the date hereof, the Company, Buyer, and the Holder shall deliver or cause to be delivered to the Transfer Agent such further documents and instruments and shall do or cause to be done such further acts as the Transfer Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement or to evidence compliance herewith.

5. Termination. This Agreement shall terminate when the Stop Transfer Entry has been removed by the Transfer Agent with respect to all Escrow Shares in accordance with the terms of this Agreement.

6. Miscellaneous.

6.1. Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law which would require the application of the laws of another jurisdiction. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of Delaware or the United States District Court for the District of Delaware, and irrevocably submits to such personal jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

6.2. Entire Agreement. This Agreement and the Purchase Agreement contain the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, this Agreement may not be changed or modified except by an instrument in writing signed by the all parties hereto.

6.3. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representative, successors and assigns.

6.5. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered (a) personally or by private national courier service, (b) be mailed, certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or by private national courier service, or, if mailed, four business days after the date of mailing, or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient and on the next business day if sent after normal business hours of the recipient, to the parties as follows:

if to the Transfer Agent, to:

Direct Transfer, LLC

One Glenwood Avenue, Suite 1001

Raleigh, North Carolina 27603

Attention: David Klimczak

Email:      David.Klimczak@IssuerDirect.com

if to the Company and Buyer, to:

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Attention: Robert J. Anderson, President and Chief Executive Officer

Email:      robert@earthstoneenergy.com

and a copy, which shall not constitute notice, to:

Jones & Keller, P.C.

1675 Broadway, 26th Floor

Denver, Colorado 80202

Attention:        Reid A. Godbolt

  Adam J. Fogoros

Email:              rgodbolt@joneskeller.com

  adamf@joneskeller.com

and

Haynes and Boone, LLP

1221 McKinney Street, Suite 4000

Houston, Texas 77010

Attention:        Austin Elam

  Kim Mai

Email:              austin.elam@haynesboone.com

  kim.mai@haynesboone.com

if to the Holder, to:

Chisholm Energy Operating, LLC

801 Cherry Street, Suite 1200

Fort Worth, Texas 76102

Attention:        Aaron Gaydosik

Email:              agaydosik@chisholmenergy.com

and a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, Texas 77002

Attention:        Adam D. Larson, P.C.

  Christopher S.C. Heasley

Email:              adam.larson@kirkland.com

  christopher.heasley@kirkland.com

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.6. Waivers. The failure of any party to this Agreement at any time or times to require performance of any provision under this Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Agreement.

6.7. WAIVER OF RIGHT TO JURY TRIAL. BY EXECUTING THIS AGREEMENT, THE PARTIES KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT THEY HAVE UNDER APPLICABLE LAW TO A TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE ISSUES RAISED BY THAT DISPUTE

6.8. Counterparts. This Agreement may be executed in several counterparts each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BUYER:

EARTHSTONE ENERGY HOLDINGS, LLC

By:	/s/ Robert J. Anderson
Name: Robert J. Anderson
Title: President and Chief Executive Officer

COMPANY:

EARTHSTONE ENERGY, INC.

By:	/s/ Robert J. Anderson
Name: Robert J. Anderson
Title: President and Chief Executive Officer

HOLDER:

CHISHOLM ENERGY OPERATING, LLC

By:	/s/ Scott Germann
Name: Scott Germann
Title: Chief Executive Officer

[SIGNATURE PAGE TO Escrow AGREEMENT]

TRANSFER AGENT:

DIRECT TRANSFER, LLC

By:	/s/ David J. Klimczak
Name:	David J. Klimczak
Title:	Stock Transfer Manager

[SIGNATURE PAGE TO Escrow AGREEMENT]

Exhibit A

Form of Instruction Letter

[DATE]

Direct Transfer, LLC

One Glenwood Avenue, Suite 1001

Raleigh, North Carolina 27603

Attention: David Klimczak

RE: Escrow Agreement dated as of February 15, 2022 (the “Agreement”), by and among Earthstone Energy, Inc., a Delaware corporation (the “Company”), Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Buyer”), Chisholm Energy Operating, LLC, a Delaware limited liability company (“Holder”), and Direct Transfer, LLC, a Delaware limited liability company and subsidiary of Issuer Direct Corporation (the “Transfer Agent”).

Pursuant to Section 2 of the Agreement, the Buyer and Holder hereby instruct the Transfer Agent to remove the Stop Transfer Entry (as defined in the Agreement) with respect to [•] shares of Class A common stock, $0.001 per share of the Company, that are held as Escrow Shares (as defined in the Agreement) by Transfer Agent.

[Signature Pages Follow]

[SIGNATURE PAGE TO INSTRUCTION LETTER]

BUYER:

EARTHSTONE ENERGY HOLDINGS, LLC

By:
Name: Robert J. Anderson
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO INSTRUCTION LETTER]

HOLDER:

CHISHOLM ENERGY OPERATING, LLC

By:
Name: Scott Germann
Title: Chief Executive Officer

[SIGNATURE PAGE TO INSTRUCTION LETTER]